CERTIFIED RESOLUTIONS


      The undersigned hereby certifies that she is the duly elected Assistant Secretary of the Centurion Investment Trust (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions, at a meeting at which a quorum was present, on April 28, 2008.

      RESOLVED, that it is the finding of the Trustees at this meeting that the fidelity bond written by National Union Fire Insurance Company (the "Bond") covering, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the "Rule") promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940 (the "1940 Act"), is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust's assets and the nature of the securities in the Trust's portfolio; and it is further

      RESOLVED, that the Bond be, and it hereby is, approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and it is further

      RESOLVED, that the premium to be paid by the Trust under the Bond be, and it hereby is, approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and it is further

      RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder; and it is further

      RESOLVED, that the Secretary or an Assistant Secretary of the Trust shall file the Bond with the Commission and give all notices required under paragraph (g) of the Rule; and it is further

      RESOLVED, that all actions previously taken by the officers of the Trust to renew the Bond for an additional annual term expiring March 30, 2009 be, and they hereby are, ratified and approved.

      Witness my hand this 28th day of April, 2008.


                                                     /s/ Tina H. Bloom
                                                     ------------------------
                                                     Tina H. Bloom
                                                     Assistant Secretary